Exhibit 99.01

ChipPAC Reports First Quarter 2004 Results

•	43.2% Revenue growth year-over-year

•	2Q04 Revenue expected to grow approximately 28% to 34% year over year

Fremont, CA, April 29, 2004 – ChipPAC, Inc. (Nasdaq: CHPC), one of the world’s largest and most diversified providers of semiconductor assembly and test services, today announced results for the first quarter ended March 31, 2004.

Revenue for the three months ended March 31, 2004 increased 43.2% to $126.9 million, compared to $88.6 million in the same quarter a year ago. While this represents a sequential decline of 1.2% compared to the quarter ended December 31, 2003, it is in line with prior guidance and better than typical sequential seasonal declines. On a GAAP basis, net loss was $764,000 or $(0.01) per diluted share, compared to a net loss of $9.7 million or $(0.10) per diluted share in the same quarter a year ago. Included in the first quarter results are $3.3 million in costs associated with the Company’s proposed merger announced on February 10, 2004 with ST Assembly Test Services Ltd. (“STATS” – Nasdaq: STTS and SGX: ST Assembly). Excluding the special item, net income in the first quarter ended March 31, 2004 was $2.6 million, compared to a net loss of $9.7 million for the same period a year ago, or net income of $0.03 per diluted share, compared to a net loss of $(0.10) per diluted share in the same quarter a year ago.

Dennis McKenna, Chairman and Chief Executive Officer of ChipPAC, commented, “We are pleased with our results in the first quarter. Quarter one is normally seasonally weak but this year it was even more challenging due to a strong wafer pull in during the fourth quarter of 2003. It was not until late February that wafers started arriving in ample and consistent quantities to meet demand forecasts. Thereafter, we operated all of our manufacturing sites at high capacity levels. As a result, March achieved record unit levels, wire bonds and equipment utilization levels. All market segments were strong during the first quarter, with the exception of computing. It appears computing had an inventory overhang during the first quarter of 2004.”

“During the first quarter, we had successful ramps of new programs in all of our factories. Unit volumes of our multi-die stacked packages continued to grow for the fifth quarter in a row, growing 55.3% over the prior quarter. In addition, our strategy to improve the rate of test attach to what we assemble continued to drive improved profit contribution at all our factories. Our capacity expansion plans and overall execution have been timely in meeting continued customer demands during the first quarter. Despite these successes, we continue to see areas for improvement and opportunities for revenue and profit growth. Finally, I am pleased to announce the appointment of Michael G. Potter as Acting Chief Financial Officer. Michael will continue to report to Robert Krakauer, Executive Vice President of Corporate Operations.”

Michael G. Potter, Acting Chief Financial Officer of ChipPAC, said, “The Company is executing well. As we saw in the month of March, with higher utilization of our assets, we had a strong profit flow through to the bottom-line. Even with the slow start to the first quarter, we were able to deliver strong results due to our strategic mix of customers, products and capacity expansion. We met our EPS goal despite the impact of an unfavorable currency environment and increased materials costs. These external cost pressures were offset by a better product mix and improved operating efficiencies. Selling prices were stable, as capacity assurance has become the priority of customers. To the credit of our organization, our operations remained focused on volume, program and financial execution even with the February 10, 2004 announcement of a proposed merger with STATS. We are confident of our continued execution and improvements going into the second quarter of 2004.”

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ChipPAC, Inc.	Page 2

Outlook:

McKenna continued, “We expect sequential quarterly and year-over-year improvements for the second quarter 2004. We continue to see strong forecasts across our communications and consumer/industrial end markets and expect an improvement in computing. Specifically, we expect revenues for the second quarter of 2004 will be in the range of $137 million to $143 million, with a further improvement in net income in the range of $0.05 to $0.07 per share, excluding additional merger-related costs. We believe our Company’s overall strategies of broad product engagements, increasing test attach rates and technology focus in communication, broadband and consumer products, position us well for the strengthening semiconductor demand cycle we are now in.”

On February 10, 2004, ChipPAC, Inc. and STATS announced that they had entered into a definitive merger agreement for the companies to merge in a stock-for-stock transaction to create one of the world’s premier independent semiconductor assembly and test solutions companies. Under the terms of the merger agreement, ChipPAC stockholders will receive 0.87 STATS American Depositary Shares for each share of ChipPAC common stock. On March 19, 2004, the companies received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Consummation of the merger is subject to certain additional conditions, including approval of the STATS and ChipPAC shareholders, receipt of a private letter ruling from U.S. tax authorities relating to the tax treatment of the merger for ChipPAC stockholders and other customary conditions. The transaction is expected to close by the end of the second quarter of calendar year 2004.

Investor Conference Call / Webcast Details

ChipPAC will review detailed first quarter 2004 results and future guidance on April 29, 2004 at 5PM EDT. The conference call-in number is (973) 321-1070. A replay will be available from 8 PM EDT on April 29 through midnight EDT, May 6. The replay number is (973) 341-3080. The confirmation identification for both the live call and replay is 4681991. The live call and replay will also be accessible over the web at www.chippac.com.

About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company’s Web site at www.chippac.com.

CONTACT:

David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021

Both with The Ruth Group, www.TheRuthGroup.com

# # #

Forward-Looking Statements:

This press release includes forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include statements (i) that the Company expects revenue, for the second quarter ending June 30, 2004, to be in the range of $137 million to $143 million, which would result in net income of $0.05 to $0.07 per share, excluding additional merger expenses. (ii) that we believe our overall strategies of broad product engagements, increasing test attach rates and technology focus in communication, broadband and consumer products, position us well for the strengthening semiconductor demand cycle we are now in, and (iii) that the expected closing of the proposed merger will occur by the end of the second quarter of 2004. Some of these risks and uncertainties are detailed in documents filed with the Securities and Exchange Commission, and include, but may not necessarily be limited to, the competitive conditions in the semiconductor foundry industry, our ability to develop and market new technologies, the timing and success of new product introductions, customer demand, the Company’s ability to meet volume production and development time, the ongoing quality of the Company’s services, the ability of the Company’s suppliers to provide materials, equipment and services on a timely and cost competitive basis, the ability of the Company to pursue, complete and successfully integrate strategic acquisitions, dispositions and/or business combinations, exchange rates, industry improvement, growth in electronic product demand, general market conditions, and general economic and political conditions. Additional risks and uncertainties are discussed in exhibit 99.1 (Risk Factors) to our annual report on Form 10-K for the period ended December 31, 2003. The Company undertakes no obligation to update the information in this press release.

ChipPAC, Inc.	Page 3

Additional Information About the Proposed Merger and Where to Find It

STATS and ChipPAC have filed with the SEC a proxy statement/prospectus and other relevant materials in connection with the proposed merger (the “Merger”) involving STATS and ChipPAC pursuant to the terms of an Agreement and Plan of Merger and Reorganization among STATS, Camelot Merger, Inc., a wholly owned subsidiary of STATS, and ChipPAC. A shareholders’ circular to be issued by STATS will be mailed to the shareholders of STATS and the proxy statement/prospectus will be mailed to the stockholders of ChipPAC. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular and the ChipPAC proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about STATS, ChipPAC and the proposed Merger. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by STATS or ChipPAC with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by STATS by contacting STATS Investor Relations in the United States at telephone (408) 586-0608 or email daviesd@statsus.com or in Singapore at telephone (65) 6824-7705 or email angelaine@stats.st.com.sg. Investors and security holders may obtain free copies of the documents filed with the SEC by ChipPAC by contacting ChipPAC Investor Relations, ChipPAC Incorporated, 47400 Kato Road, Fremont, CA 94538, telephone (510) 979-8220 or email ir@chippac.com or David Pasquale at telephone (646) 536-7006 or email dpasquale@theruthgroup.com. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular, the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed Merger.

STATS, ChipPAC and certain of each of their executive officers and directors may be deemed to be participants in the solicitation of proxies of ChipPAC’s stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of such persons in the solicitation by reading the proxy statement/prospectus statement when it becomes available.

– Tables Follow –

ChipPAC, Inc.	Page 4

ChipPAC, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003
Revenue	$126,948	$88,568

Cost of revenue	103,963	78,527

Gross profit	22,985	10,041

Operating expenses:
Selling, general and administrative	9,146	9,466
Research and development	2,984	2,854
Merger-related charges	3,330	—

	15,460	12,320

Operating income (loss)	7,525	(2,279)

Non-operating expenses	7,789	6,885

Loss before income taxes	(264)	(9,164)
Provision for income taxes	500	500

Net loss	$(764)	$(9,664)

Net loss per share
Basic	$(0.01)	$(0.10)
Diluted	$(0.01)	$(0.10)

Weighted average shares used in per share calculation:
Basic	97,652	94,398
Diluted	97,652	94,398

Key Ratios & Information:
Gross Margin	18.1%	11.3%
Operating Expenses as a % of Revenue	12.2%	13.9%
Operating Margin	5.9%	(2.6)%

Depreciation & Amortization Expense	$19,584	$16,029
Capital Expenditures	$34,376	$9,757

ChipPAC, Inc.	Page 5

ChipPAC, Inc

Reconciliation of U.S. GAAP Net Loss to

Non-GAAP Net Income (Loss)

(In thousands)

(Unaudited)

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis, ChipPAC uses a non-GAAP measure of net income (loss), which is adjusted to exclude certain amounts referred to as special items. We believe that our non-GAAP net loss measure gives an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net income (loss) measure is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net loss prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended
	March 31, 2004	March 31, 2003
Net income (loss)	$(764)	$(9,664)
Special Item
Merger-related charges	3,330	—

Total special item	3,330	—

Net income (loss), excluding special item	$2,566	$(9,664)

Non-GAAP condensed consolidated statements of operations are intended to present the Company’s operating results, excluding the special item. During the three months ended March 31, 2004, the special item excluded was direct expenses incurred related to our merger activity.

ChipPAC, Inc.	Page 6

ChipPAC, Inc.

Non-GAAP Condensed Consolidated Statements of Operations

Excludes Special Items

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003
Revenue	$126,948	$88,568

Cost of revenue	103,963	78,527

Gross profit	22,985	10,041

Operating expenses:
Selling, general and administrative	9,146	9,466
Research and development	2,984	2,854

	12,130	12,320

Operating income (loss)	10,855	(2,279)

Non-operating expenses	7,789	6,885

Income (loss) before income taxes	3,066	(9,164)
Provision for income taxes	500	500

Net income (loss), excluding special items	$2,566	$(9,664)

Net income (loss), excluding special items per share
Basic	$0.03	$(0.10)
Diluted	$0.03	$(0.10)

Weighted average shares used in per share calculation:
Basic	97,652	94,398
Diluted	101,716	94,398

Key Ratios & Information:
Gross Margin	18.1%	11.3%
Operating Expenses as a % of Revenue	9.6%	13.9%
Operating Margin	8.6%	(2.6)%

Depreciation & Amortization Expense	19,584	16,029
Capital Expenditures	34,376	9,757

The format presented above is not in accordance with Generally Accepted Accounting Principles.

See Statement of Reconciliation of U.S. GAAP Net Loss to Non-GAAP Net Income (Loss) and notes to the reconciliation.

ChipPAC, Inc.	Page 7

ChipPAC, Inc.

Condensed Consolidated Balance Sheets

(In thousands - Unaudited)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and short-term investments	$31,007	$59,708
Accounts receivable, net	66,614	56,728
Inventories	24,719	26,060
Other current assets	7,734	7,411

Total current assets	130,074	149,907

Property and equipment, net	413,203	397,267
Other non-current assets, including intangibles	31,452	32,157

Total assets	$574,729	$579,331

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63,485	$69,251
Other current liabilities	25,530	27,724

Total current liabilities	89,015	96,975

Long-term debt	165,000	165,000
Convertible subordinated notes	200,000	200,000
Other long-term liabilities	21,260	22,313

Total long-term liabilities	386,260	387,313

Total liabilities	475,275	484,288

Stockholders’ equity	99,454	95,043

Total liabilities and stockholders’ equity	$574,729	$579,331